Exhibit 4.2
DESCRIPTION OF CAPITAL STOCK
The following is a summary of the rights of Life360, Inc. (the “Company,” “we,” “us” or “our”) capital stock based on the provisions of our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”), our Amended and Restated Bylaws (our “Bylaws”), and relevant provisions of the Delaware General Corporation Law (the “DGCL”). The descriptions herein are qualified in their entirety by our Certificate of Incorporation and Bylaws, copies of which have been filed or are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part, as well as the relevant provisions of the DGCL.
Authorized Capital Stock
Our authorized capital stock consists of 500,000,000 shares, all with a par value of $0.001 per share.
Common Stock
Voting Rights
Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, except as otherwise expressly provided in our Certificate of Incorporation or required by applicable law. Holders of our CDIs are entitled to one vote for every three CDIs they hold. Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our Certificate of Incorporation does not grant stockholders the right to vote cumulatively. All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.
Dividend Rights
Subject to prior rights that may apply to shares of our common stock outstanding at the time, the holders of outstanding shares of our common stock on the applicable record date are entitled to receive dividends out of funds legally available at the times and in the amounts that our Board of Directors (our “Board”) may determine.
Liquidation Rights
Upon our liquidation, dissolution or winding-up, or a Liquidation Transaction (as such term is defined in our Certificate of Incorporation) the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock.
Preemptive or Similar Rights
Holders of our common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock.
Fully Paid and Non-Assessable
All of the outstanding shares of our common stock are fully paid and non-assessable.
CHESS Depositary Interests
Shares of our common stock are traded on the Australian Securities Exchange (the “ASX”) in the form of CDIs, under the symbol “360.” Shares of our common stock are not traded on the ASX because ASX’s electronic settlement system, known as CHESS, cannot be used for the transfer of securities of issuers incorporated in certain countries, including the United States. CDIs have been created to facilitate electronic settlement and transfer in Australia for companies in this situation. Legal title to the shares of our common stock underlying the CDIs is held by an Australian depositary nominee, CDN.

Exhibit 4.2
CDIs are units of beneficial ownership in shares of our common stock. Each CDI represents a beneficial interest in one-third of a share of our common stock. The CDI holders receive all direct economic and other benefits of shares of our common stock on a 3-for-1 basis. The CDIs may be transmuted into shares of our common stock on a 3-for-1 basis at the election of the CDI holder.

There are a number of differences between holding CDIs and shares of our common stock. The major differences are that:

•CDI holders do not have legal title in the underlying shares of our common stock to which the CDIs relate (the chain of title in the shares underlying the CDIs is summarized above); and
•CDI holders are not able to vote personally as stockholders at a meeting of Life360. Instead, CDI holders are provided with a voting instruction form which will enable them to instruct the depositary nominee in relation to the exercise of voting rights.

Alternatively, CDI holders can transmute their CDIs into shares of our common stock in sufficient time before the relevant meeting, in which case they will be able to vote personally as stockholders of Life360.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws
Some provisions of Delaware law, our Certificate of Incorporation, and Bylaws, contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our common stock.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Stockholder Meetings
Our Bylaws provide that a special meeting of stockholders may be called only by our Board, the chairperson of our Board, the chief executive officer, or the president, and shall be called by the secretary following receipt of signed written requests to call a special meeting from the holders of at least 10% of the outstanding shares of stock of the Company.

Requirements for Advance Notification of Stockholder Nominations and Proposals
Our Bylaws currently require that nominations for the election of directors by a stockholder must be received no later than 90 days nor earlier than 120 days prior to the first anniversary of the immediately preceding year’s annual meeting of the stockholders; provided, however, that if the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. Such notice must contain information specified in our Bylaws as to the director nominee

Exhibit 4.2
or proposal of other business, information about the stockholder making the nomination or proposal and the beneficial owner, if any, on behalf of whom the nomination or proposal is made.
Elimination of Stockholder Action by Written Consent
Our Certificate of Incorporation and Bylaws eliminate the right of stockholders to act by written consent without a meeting.
Staggered Board
Our Board is divided into three classes, with the number of directors in each class as nearly equal in size as is practicable. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders.
Vacancies; Removal of Directors
Our Bylaws provide that any newly created directorship on our Board that results from an increase in the number of directors and any vacancy occurring on our Board may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). No member of our Board may be removed from office by our stockholders except for cause by holders of a majority of the shares then entitled to vote at an election of directors.
Delaware Anti-Takeover Statute
We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset, or stock sale, or other transaction resulting in a financial benefit to the interested stockholder.
Corporate Opportunities
Our Certificate of Incorporation provides for the renouncement by us of any interest or expectancy of ours in, or being offered an opportunity to participate in any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into possession of, any of our directors who is not an employee or officer of us or any of our subsidiaries, unless such matter, transaction, or interest is presented to, or acquired, created, or developed by, or otherwise comes into the possession of any of our directors expressly and solely in that director’s capacity as our director.

Choice of Forum
Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, (A) the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (1) any derivative action or proceeding brought on our behalf; (2) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our stockholders, directors, officers, employees or agents to us or our stockholders; (3) any action or proceeding asserting a claim against us arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws or (4) any action or proceeding asserting a claim governed by the internal affairs doctrine, and (B) the federal district courts of the U.S. will be the exclusive forum for the resolution of any complaint asserting a cause of

Exhibit 4.2
action under the Securities Act of 1933, as amended (the “Securities Act”), including all causes of action asserted against any defendant named in such complaint. The exclusive forum provision does not apply to any actions brought to enforce a duty or liability created by the Securities Act, the Securities Exchange Act of 1934, as amended, or any other claim for which the U.S. federal courts have exclusive jurisdiction.
Exchange Listing
Our common stock is listed on the Nasdaq Global Select Market under the symbol “LIF.” In addition, our common stock is listed on ASX as an ASX Foreign Exempt Listing under the symbol “360” in the form of CDIs.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock, including shares underlying all issued and outstanding CDIs, is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, MA 02021, and its telephone number is (866) 595-6048.